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                                                                    EXHIBIT 12.2

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                               YEARS ENDED DECEMBER 31,
                                                         -------------------------------------
                                                         1998    1997    1996    1995    1994
                                                         -----   -----   -----   -----   -----
                                                                 (DOLLARS IN MILLIONS)
Income from continuing operations......................  $ 116   $ 234   $  82   $  90   $ 145
Add:
  Interest.............................................     69      58      60      44      33
  Portion of rentals representative of interest
     factor............................................     10      10      12      11      11
  Preferred stock dividend requirements of
     majority-owned subsidiaries.......................     27      21      21      23      --
  Income tax expense and other taxes on income.........     13      80      79      91      52
  Amortization of interest capitalized.................     --      --      --      --      --
  Undistributed (earnings) losses of affiliated
     companies in which less than a 50% voting interest
     is owned..........................................     --      --      --      --      --
                                                         -----   -----   -----   -----   -----
          Earnings as defined..........................  $ 235   $ 403   $ 254   $ 259   $ 241
                                                         =====   =====   =====   =====   =====
Interest...............................................  $  69   $  58   $  60   $  44   $  33
Interest capitalized...................................     --      --      --      --       1
Portion of rentals representative of interest factor...     10      10      12      11      11
Preferred stock dividend requirements of majority-owned
  subsidiaries on a pre-tax basis......................     30      16      37      44      --
                                                         -----   -----   -----   -----   -----
          Fixed charges as defined.....................  $ 109   $  84   $ 109   $  99   $  45
                                                         =====   =====   =====   =====   =====
Ratio of earnings to fixed charges.....................   2.16    4.80    2.33    2.62    5.36
                                                         =====   =====   =====   =====   =====
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